RESULTS OF ANNUAL MEETING OF SHAREHOLDERS
 (unaudited)
On October 7, 1999, the annual meeting of shareholders of The
Emerging Markets Telecommunications Fund, Inc. (the "Fund") was held and the following matters were voted upon:
(1) To re-elect two directors to the Board of Directors of the Fund.

Name of Director
 For
 Withheld
Non-Votes
George W. Landau
5,344,686
276,063
1,820,170
Richard W. Watt
5,361,330
259,419
1,820,170

In addition to the directors re-elected at the meeting, Dr. Enrique
R. Arzac, James J. Cattano, Peter A. Gordon, William W. Priest, Jr. and Martin M. Torino continue to serve as directors of the Fund.
(2) To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending
May 31, 2000.


For
Against
Abstain
Non-Votes

5,520,394
49,313
51,042
1,820,170

(3) To consider a shareholder proposal to terminate the investment advisory agreement with Credit Suisse Asset Management,
 LLC within sixty days, with a recommendation that the Board give heavy weight to a commitment to realize net asset value for shareholders when selecting a new advisor.


For
Against
Abstain
Non-Votes

1,117,709
4,378,203
124,837
1,820,170